UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2002

Viragen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Items 1 — 4. Not Applicable

Item 5. Other Events

     On November 19, 2002, Viragen, Inc. entered into a Securities Purchase Agreement for $1,950,000 private financing of convertible debentures and warrants with several institutional investors. The debentures include a 5% annual interest rate payable in cash or common stock at the option of Viragen. The term of the debentures is two years. The debentures are convertible at an initial conversion price of $0.175 per share. Following the earlier of the effectiveness of Viragen’s registration statement relating to the transaction or 90 days following the closing, if the closing bid price is below 137.5% of the initial conversion price for 20 consecutive trading days, the conversion price will be 70% of the average of the last five closing bid prices during such 20 day period. However, the reset price will not be below $0.125. The debentures are also redeemable by Viragen at 125% of the redemption amount plus interest.

     In addition, Viragen is issuing three-year warrants to purchase a total of 1,953,500 shares at exercise prices varying between $0.25 per share and $0.35 per share. Additional three-year warrants to purchase 1,625,000 shares at $0.50 per share and 1,300,000 shares at $0.60 per share are also included.

     The related subsidiary guaranty of Viragen (Scotland) Ltd. is secured by the assets of that subsidiary.

     Viragen has agreed to file a registration statement covering the shares underlying the debentures and warrants. If Viragen fails to file the required registration statement within 30 days or fails to receive approval of the registration statement within 90 days of the closing date, Viragen will be subject to certain penalties.

     Viragen paid a fee of 6.5% and issued a warrant exercisable for 78,000 shares at $0.125 per share to the finder for this transaction.

Items 6 — 9. Not Applicable

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.

Date: November 19, 2002	By: /s/ Dennis W. Healey

Dennis W. Healey Executive Vice President and Principal Financial Officer

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